EX 99.1

TRADED: NYSE (IEX)
For further information, contact:
Heath A. Mitts
Senior Vice President and Chief Financial Officer
847.498.7070

FOR IMMEDIATE RELEASE
Thursday, November 5, 2015

IDEX CORPORATION ANNOUNCES APPOINTMENT OF
KATRINA HELMKAMP TO BOARD OF DIRECTORS

Lake Forest, IL, November 5, 2015 - IDEX CORPORATION (NYSE:IEX) today announced the appointment of Katrina Helmkamp to the company’s Board of Directors.

“We are excited to welcome Katrina to our Board of Directors,” said IDEX Chairman and Chief Executive Officer, Andrew Silvernail. “She brings strong strategic vision and experience across multiple markets and technologies. Katrina is a unique leader who deeply understands the levers of growth and performance. Her insight and experience will be extremely valuable as we continue to grow and transform IDEX.”
Ms. Helmkamp most recently served as CEO of SVP Worldwide, which designs, manufactures and distributes consumer and artisan sewing machines and accessories around the world under brands including Singer, Husqvarna Viking and Pfaff. Prior to joining SVP Worldwide, she served as Senior Vice President, North America Product for Whirlpool Corporation. Prior to Whirlpool, Ms. Helmkamp led business units at The ServiceMaster Company and was a partner at The Boston Consulting Group.
Ms. Helmkamp earned a Bachelor of Science degree in industrial engineering and an MBA from Northwestern University.
About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX.”

For further information on IDEX Corporation and its business units, visit the company’s web site at www.idexcorp.com.